Residential Funding Mortgage Securities I, Inc.
                                  Depositor
                       Residential Funding Corporation
                               Master Servicer
                      Mortgage Pass-Through Certificates
                                Series 1999-S9

                  $4,961,920.30 6.75% Class A-P Certificates
                                  ----------

                        Supplement dated April 27,1999
                                      to
                  prospectus supplement dated April 26, 1999
                                      to
                        prospectus dated July 23, 1998
                                  ----------
      Donaldson, Lufkin & Jenrette Securities Corporation will offer to the public the Class A-P Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. The underwriter's commission will be the difference between the price it pays to the depositor for the Class A-P Certificates and the amount it receives from the sale of the Class A-P Certificates to the public. The proceeds to the depositor from the sale of the Class A-P Certificates to the underwriter will be $3,243,855 before deducting expenses.

      The Class A-P Certificates will be offered pursuant to an underwriting agreement among the depositor, the master servicer and the underwriter. The underwriter and any dealers that may participate with the underwriter in the resale of the Class A-P Certificates may receive compensation from the depositor in the form of discounts or commissions or, in the case of dealers, compensation from the underwriter in the form of discounts, concessions or commissions. The underwriting agreement provides that the depositor will indemnify the underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class A-P Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

      This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

      Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class A-P Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until July 27, 1999.

                         Donaldson, Lufkin & Jenrette

                                 Underwriter


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